Exhibit 99.1

EDITED TRANSCRIPT FCN - Q4 2019 FTI Consulting Inc Earnings Call EVENT DATE/TIME: FEBRUARY 25, 2020 / 2:00PM GMT OVERVIEW: Co. reported 4Q19 revenue of $602.2m, net income of $29.1m and GAAP EPS of $0.76. Expects 2020 revenue to be $2.45-2.55b, GAAP EPS to be $5.32-5.82 and adjusted EPS to be $5.50-6.00.

FEBRUARY 25, 2020 / 2:00PM, FCN - Q4 2019 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division - MD

PRESENTATION

Operator

Good morning, and welcome to the FTI Consulting Fourth Quarter and Full Year 2019 Earnings Conference Call. (Operator Instructions)

Please note this event is being recorded. I would now like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting Conference Call to discuss the company’s fourth quarter and full year 2019 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning.

A copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our annual report on Form 10-K for the year ended December 31, 2019 and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow.

For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and accompanying financial tables that we issued this morning, which include these reconciliations.

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Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our fourth quarter and full year 2019 results.

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the same details as they have historically and as I’ve said, are available on the Investor Relations section of our website. With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. Good morning, and thank you all for joining us. I’d like to spend a few minutes upfront talking about the quarter, the year, guidance and most important, how our people have been building this company, have been driving it, having seizing the opportunities in front of us and, therefore, seizing the future for this company. And why we, therefore, are confident that this terrific story can continue for some time to come. Then I’ll turn the floor over to Ajay, who will dive a bit deeper into the numbers. As I’m sure many of you saw in our press release this morning, this quarter was once again terrific.

Revenues were up 19% compared to the fourth quarter of 2018. Because of our investments in growth, i.e. the capacity we have added to our cost structure, our adjusted EPS for the quarter was not a record. It was a bit below last year’s fourth quarter record fourth quarter adjusted EPS. But it was the second highest fourth quarter adjusted EPS ever in our history, and at a level that is more than double the average fourth quarter adjusted EPS we delivered between ‘14 and ‘17.

So even in the face of all of the investments we are making, we had a great quarter. In terms of the year, I would have to describe it as incredible. We have record revenues, in particular, double-digit organic growth for a second year in a row, record GAAP EPS, which marks 7 consecutive years of GAAP EPS growth and record adjusted EPS, marking 5 consecutive years of adjusted EPS growth.

It is that sort of sustained trajectory versus quarters or individual years that I think is most important. It is that sort of trajectory, along with progress on internal metrics such as the number of promotions and morale, the addition of core adjacencies, the number of folks who are calling us from the outside who are keen to join us. Together, all suggests that we are beginning to realize the incredible, incredible potential of this company and of this group of professionals. The core of what is driving these results is straightforward. We have been betting behind terrific professionals.

Now I’m sure you all say getting sustained growth in professional services is more than that. And it — of course, it does require a lot more and it requires discipline. You have to be willing to name issues. You have to be willing to challenge yourself where you’re kidding yourself. You have to look at expenditures closely and make sure they’re value-added and a whole lot of other things. It requires a lot of discipline. But all of that discipline, all of it, is in support of positive growth-oriented goals. You follow them to make sure you are focused on supporting the right people, supporting the right bets and have the money to support those bets.

All sustainable growth in professional services comes from finding great professionals with ambitions to grow their businesses, to serve clients better, to build teams and having the courage and the conviction and the wherewithal, to bet behind them.

If you make those bets, you can have bad quarters. In fact, betting on the future can make a weak quarter even weaker. And you can see that in our history. For example, we continue to bet during some bad quarters in 2016 and ‘17 and surely made those quarterly financial results worse by making those bets, whether they’re outside hires that cost us money that year or promotions that weren’t fully utilized, et cetera. Those bets, however, have succeeded enormously and are a core driver of our success today and a driver and a platform that we are building on.

In general, my experience is by making those sorts of bets, you don’t eliminate bad quarters. But what you do is you make bad quarters outliers. By betting on your best people you create a powerful trajectory through the zigs and zags, not eliminate the zigs and zags, but a powerful trajectory through the zigs and zags that is based on something real, great people, focused on we’re getting ever better at solving our clients’ most important issues and creating great relationships externally and internally based on that commitment and those results.

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Before I turn the call over to Ajay, let me give some perspective on guidance. We have a management team today that knows that in any point in time, the success we’re having or in bad quarters aren’t having, in many ways driven by the investments we did or didn’t make in prior years. They understand that if one stands still and sits on one’s morals and does not make investments, the business won’t just stand still, it will go backwards. So we have a management team today that is continually looking for the right bets. Whether it’s adding capacity to double down on core businesses, investing behind adjacencies or taking advantage of talent that has been attracted to us because we are viewed as a company that is winning.

So in 2019, our team did not rest on its laurels. It didn’t simply execute a great year. We continue to make investments that we believe will support the ambition of this company and a powerful growth trajectory into the 2020s. As a result, we exited 2019 with an 18% increase in billable headcount compared to the end of 2018, which reflects a record number of emotions in 2019, our largest class of campus graduates in the history of the company. And once again, a substantial number of lateral hires, senior professionals who come to us, reflecting the fact that our strength is getting noticed worldwide. Now all of these moves, of course, increased our cost structure. And as we’ve discussed, these are not the sort of moves you make if your goal is to maximize profitability in a given quarter or even a specific year. The senior people are typically not fully productive for a while as they get to know the firm, our new promotes are the future of our company, but you can’t expect them to hit their stride fully immediately. The junior staff, we have brought on to big — to build teams around our recent senior hires or promotes are typically great investments for the future but they’re often underutilized for a while, et cetera.

Our guidance, therefore, reflects that substantial increase in our cost structure, that bet on the future. Though we are anticipating another year of solid organic revenue growth by any historical standard, the midpoint of our adjusted EPS for — guidance for 2020 essentially straddles this year’s performance.

The investments I just talked about that we’ve made over the last year were not made for 2019 or even for 2020. They were made as commitments to sustaining the terrific trajectory this company is on for many years to come. And in 2020, we anticipate making further such investments. Before I get to dour on flattish guidance, let me perhaps put it into a bit of perspective. If we hit the midpoint of this flattish guidance, of the 2020 adjusted EPS guidance, we will be up more than 40% compared to our actual 2018 adjusted EPS. If we hit the midpoint of our 2020 adjusted EPS guidance, we won’t have had sustained double-digit growth over the medium term. We’ve had sustained extraordinary growth, even at the low end of the adjusted EPS guidance range for 2020. Even that low end is more than double compared to our adjusted EPS for 2016, and more than 3x adjusted EPS of 2014, doubling every 4 years. It’s not so bad.

So I hope we have some perspective. Our guidance is flattish only in comparison with remarkable years. And in particular, year — last year, where adjusted EPS was up 45% and a year where — which was more than double the adjusted EPS of 2017. I think this is important. I think it’s important because I’m hoping people will not mistake our guidance for this year as any lack of confidence. To the contrary, it is an expression of complete confidence that by investing, by doing what we have been doing, attracting great people, supporting them in their development, betting behind them, we will, over any medium term, continue to build businesses and new adjacencies, expand our core positions to new places, grow our brand, attract, grow, retain great people and take market share and thereby, deliver, for you, our shareholders but also importantly, for the people that make it happen. So with that, let me close by first thanking and congratulating my extraordinary colleagues for what you have accomplished in 2019, but more important, now over an extended period of time. Congratulations. It’s a joy to lead you, to lead this. But secondly, also congratulate and thanking those of you on this phone, who have been with us for an extended period of time and who will continue to be with us on this journey. Ajay, you want to give some more details?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our results for the full year and fourth quarter of 2019, segment financial results and our guidance for 2020. I will begin with some highlights. In 2019, we were able to maintain staff utilization, while growing billable headcount by a record 17.8%. The resulting sharp revenue growth outpaced cost, thereby boosting margins. Lower cash interest expense and a lower tax rate, further boosted adjusted net income. For the year, every one of our business segments grew both, revenues and adjusted EBITDA and at healthy levels. Revenues of $2.35 billion increased $324.8 million or 16%. GAAP EPS of $5.69 increased 44.8%. Full year adjusted EPS of $5.80 increased 45%. Full year adjusted EBITDA of $343.9 million grew 29.4%.

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Our 17.8% year-over-year increase in billable headcount in 2019 compares to a 5.1% increase in billable headcount in 2018. We added 668 billable professionals in 2019, which is more than 3.5x the 183 billable professionals we added in 2018.

Importantly, SG&A as a percentage of revenues declined 160 basis points from 23% of revenues in 2018 to 21.4% of revenues in 2019. We lowered our cash interest expense by $13.5 million compared to 2018. This decline primarily reflects the lower average interest rates on our 2% convertible notes outstanding in 2019 compared to the 6% senior notes outstanding in 2018.

Our 2019 effective tax rate of 24.9% compared to our effective tax rate of 27.5% in 2018. The 2.6 percentage point decline compared to 2018 was primarily due to discrete items related to the change in the estimated tax impact from the gain on the sale of Ringtail in September 2018 and share-based compensation.

Overall, we are extremely pleased with these results.

Now I will turn to fourth quarter results. For the quarter, revenues of $602.2 million increased $97.2 million or 19.3%. After delivering record year-to-date revenues through the first 3 quarters of 2019, we had anticipated a slowdown in the fourth quarter. We did see sequential slowdowns in corporate finance and restructuring and in technology. However, contrary to our expectations, we saw sequential revenue growth in economic consulting, FLC and strategic communications. Worth noting, in the quarter, $10.5 million of the increase in revenues were from pass-through revenues, which have no impact on earnings.

GAAP EPS of $0.76 included $2.2 million of noncash interest expense related to our convertible notes, which reduced EPS by $0.04. This compared to GAAP EPS of $0.61 in the fourth quarter of 2018. As a reminder, fourth quarter of 2018 EPS included a $9.1 million loss on the early extinguishment of debt, which reduced EPS by $0.17. And $2.1 million of noncash interest expense related to our convertible notes, which reduced EPS further by $0.05.

Adjusted EPS of $0.80, which excludes the noncash interest expense compared to adjusted EPS of $0.83 in the prior year quarter. Worth noting, Q4 of 29 (sic) [2019] EPS was negatively impacted by FX remeasurement losses due to the strengthening of the British pound and euro late in the year as compared to the U.S. dollar. This reduced our fourth quarter of 2019 EPS by $0.11 compared to Q4 of 2018 and $0.14 compared to Q3 of 2019.

Our convertible notes also caused dilution of approximately 225,000 shares and weighted average shares outstanding for the quarter. As our share price on average of $109.26 this past quarter was above the $101.38 conversion threshold for our notes.

Net income of $29.1 million compared to $23.7 million in the fourth quarter of 2018. Adjusted EBITDA of $58.3 million or 9.7% of revenues compared to $53.7 million or 10.6% of revenues in the prior year quarter. The increase in adjusted EBITDA was primarily due to higher revenues across all business segments, which was only partially offset by increased costs from variable compensation and headcount growth in recognition of our exceptional 2019 performance.

We trued up bonus accruals in Q4 and salary costs increased due to our record headcount growth and promotions in 2019. SG&A expenses of $133 million compared to $118.2 million in Q4 of ‘18. The year-over-year increase in SG&A expenses was primarily driven by higher compensation and legal expenses.

Now turning to our performance at the segment level for the quarter. In Corporate Finance and Restructuring, revenues of $181.1 million increased 25.1% compared to Q4 of 2018. The increase in revenues was primarily due to higher demand for restructuring services, especially in the energy, telecom and health care verticals. The first full quarter of revenues from our acquisition in Germany and higher success fees. We also realized increased demand for our transactions and business transformation services. Adjusted segment EBITDA of $24.8 million or 13.7% of segment revenues compared to $24.3 million or 16.8% of segment revenues in the prior year quarter. Sequentially, revenues decreased 5.6%, which was largely a result of an increase in paid time off taken during the quarter as well as a slowdown in our EMEA restructuring business as a large engagement rolled off.

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Moving on to FLC. Revenues of $150.3 million increased 13.8% compared to the prior year quarter. The increase was primarily driven by increased demand for investigations and dispute services. During the quarter, we had higher demand for our forensic accounting and advisory services in North America and EMEA, including anti-money-laundering and mortgage-backed security engagements. Adjusted segment EBITDA of $17.4 million or 11.6% of segment revenues compared to $21.5 million or 16.3% of segment revenues in the prior year quarter. Sequentially, revenues increased 5.3% from improved demand and higher realized pricing in North America and EMEA.

Economic consulting revenues of $153.1 million increased 19.2% compared to Q4 of 2018. The increase in revenues was primarily due to higher demand for M&A-related antitrust, financial economics and international arbitration services. Adjusted segment EBITDA of $17.3 million or 11.3% of segment revenues compared to $12.1 million or 9.4% of segment revenues in the prior year quarter. Sequentially, revenues increased 8%. The uptick in mega deals, heightened potential for trade conflicts and non-M&A related antitrust scrutiny continue to create opportunities for us globally.

In technology, revenues of $51.5 million increased 23.5% compared to Q4 of 2018. The increase in revenues was largely due to higher demand for global cross-border investigations and M&A-related second request services. Adjusted segment EBITDA of $7.8 million or 15.1% of segment revenues compared to $2.7 million or 6.4% of segment revenues in the prior year quarter.

Sequentially, revenues declined 9.7%. The decrease in revenues was driven by lower demand for M&A-related second request and litigation services in North America. Lastly, in strategic communications, revenues of $66.3 million increased 14.3% compared to Q4 of ‘18. Revenue growth was due to an increase in pass-through revenues and higher project-based revenues in North America and EMEA, primarily related to corporate reputation services. Adjusted segment EBITDA of $9.9 million or 14.9% of segment revenues compared to $11.3 million or 19.5% of segment revenues in the prior year quarter. Sequentially, revenues increased 10.6%, primarily due to an increase in pass-through revenues and higher demand for corporate reputation services in North America and EMEA.

I will now discuss certain cash flow and balance sheet items. Net cash provided by operating activities of $217.9 million compared to $230.7 million in the prior year. While there was a significant increase in cash collections, the pace of collections lagged the revenue increase throughout the year. Free cash flow of $175.8 million compared to free cash flow of $198.4 million in the prior year. The decrease was primarily due to the decline in net cash provided by operating activities combined with increased capital expenditures for the year.

During the quarter, we spent $28 million to repurchase 259,823 shares at an average price per share of $107.71.

In 2019, we spent $105.9 million to repurchase 1.258 million shares at an average price per share of $84.16. We ended the year with $369.4 million in cash on hand, up $57.3 million versus the end of 2018.

On February 20, 2020, the Board of Directors authorized an additional $100 million for an aggregate authorization of $500 million for share repurchases. As of yesterday, we have purchased 7.1 million shares at an average price per share of $46.66 for an aggregate cost of approximately $333.2 million with approximately $166.6 million remaining available for share repurchases under the program.

Turning to our 2020 guidance. As usual, we are providing revenues, GAAP EPS and adjusted EPS guidance for the year. We estimate that revenues for 2020 will be between $2.45 billion and $2.55 billion. We expect our GAAP EPS, which includes estimated noncash interest expense related to our convertible notes of approximately $0.18 per share to range between $5.32 and $5.82.

We expect full year 2020 adjusted EPS, which excludes the impact of the noncash interest expense to range between $5.50 and $6. Our 2020 guidance assumes lower revenue growth compared to 2019 as we continue to have the expectation that our intake of and success rate in winning business may moderate after a year, where revenues grew 16%. Furthermore, in 2019, we had success fees of $50.6 million, marking our highest annual success fees ever. We do not expect to achieve this level of success fees in 2020.

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Our average annual success fees were $33.4 million between 2016 and 2018. Additionally, as Steve and I have both discussed this morning, we have a higher fixed cost base now because of our record levels of hiring and promotions in 2019. It is our expectation that the surge in hiring in the second half of 2019 and continued hiring in 2020 may result in lower utilization in 2020.

Lastly, in 2020, we expect our effective tax rate range between 26% and 28%. Worth noting, in 2019, we had $13.5 million reduction in cash interest expense related to the redemption of our 6% senior notes, which replaced with 2% convertible notes. This year-over-year benefit will not reoccur in 2020.

Before I open the call up to questions, I’d like to close with a few remarks. Our performance over the last 2 years has been achieved even without a traditional tailwind for us, such as a booming restructuring or record levels of M&A activity.

I, like Steve, am confident about our firm’s ability to deliver sustainable growth going forward for several reasons. First, we have attracted and continue to invest in very high-caliber talent. A combination of such talent with their client relationships, properly leverage with junior staff are the key driver of growth.

Second, we are constantly enhancing our core competencies in restructuring, disputes, investigations, et cetera, while pushing at key adjacencies, such as business transformation, cybersecurity and corporate reputation, thereby, responding to the evolving needs of our clients versus resting on our laurels.

Third, our balance sheet is in an enviable position. This strength gives us the flexibility to allocate capital and create shareholder value in numerous ways, including organic growth, acquisitions when we see the right ones and share repurchases. And finally, and most importantly, our leadership team remains focused on organic growth with strong staff utilization and success with both has resulted in sharply higher revenues and adjusted EBITDA.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And the first question will come from Tobey Sommer with SunTrust.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

I’d like to start out on the hiring climate in ‘20 and what your expectations are. Do you anticipate hiring kind of in line with revenue growth or aheadof revenue growth in 2020?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Tobey, this is Steve. Welcome. Thanks for joining us this morning. Look, I think this will be an evolving thought process as the year goes on, a lot depending on the talent we see, probably less focused on the revenue growth. I mean, I think our hiring in any given year is more focused on a multiyear ambition that we have. Because if you don’t hire a good terrific junior people, 4 years later, you don’t have good terrific mid-level people. If you don’t hire good terrific mid-level people 4 years later, you don’t have people up for promotions. And so I think we have to think about hiring as less driven by the market we see today as the talent we see and the market we perceive over several years, a little bit analogous to — I used to do a lot of work in the liquor industry. I mean you can’t inventory scotch based on what you’re selling this quarter because the scotch will mature in 12 years. You have to inventory scotch based on where you think you can build your business over the next 6 and 12 years. And I think that’s where we are moved towards on this. So if we see terrific talent out there, we’re going to be adding talent, even if we have slow quarters. If we don’t, we won’t be. Does that help?

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Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does. When you step back and you look at your tenure at the firm, how much revenue do you think that the new services that have been launched in the last 5 or 6 years are generating for the company? And then in a separate matter, maybe going — looking forward, how many new service lines are you incubating now that we may end up hearing about — from you in a year or 2?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes, it’s a very good question. I haven’t quantified that. Maybe Ajay has a more direct quantification. But look, let me say 2 things on that. One, it’s extraordinarily — it’s terrific, the adjacent services we’ve launched. I mean, cyber has been a great boost and all the extensions of Corp Fin have been a great boost, and you can look at that across every segment. But I wouldn’t want everybody to believe that it’s — that’s the driving — all the growth here. I think the thing that we’ve also done, which for a while we weren’t doing, is double down in our great core businesses. We’ve had a great data analytics business, that has so much room to grow. We’ve had a great investigations business, that has so much room to go. We’ve for a while, we thought, geez, we’re so good at Corp Fin in the United States. We have no room to grow on the restructuring side, and we’ve proven that wrong. We’ve gained share in the restructuring side of the United States even in creditor rights where we were always the strongest by attracting some people in some industries we didn’t have. And certainly, on the company side, we’ve grown. And then the restructuring business, of course, even though we were strong in the U.S., we’ve now strengthened it in London to the #1 player in London, and now we’ve extended it into Germany. And so I think we had no more — no additional adjacencies, we could continue to grow this firm robustly. Now I think that would not be a healthy thing because most of the adjacencies support our core business. I mean, the cyber is not a totally separate thing. It ties to our investigations business and so forth. So I think we will continue to develop adjacencies. But I would think that — I just don’t want the impression to be that all the growth has come from the adjacencies. We have people in our core businesses who have driven the growth tremendously and adjacencies have supported and now create other avenues for growth. Is that — that’s not a quantitative answer, but does that help, Tobey?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Sure. And 2 questions for me. One for Ajay, and then Steve, afterwards, I’d love if you can comment about the acquisition pipeline and what you’re seeing. But with respect to success fees, Ajay, you gave us an average for prior years and then kind of high watermark last year. But the company is substantially bigger than those average years cited. And my sense is that the expansion in Europe, maybe giving you kind of an opportunity to source large engagements in associated success fees there that were previously perhaps available to the firm. Could you comment on that?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

You’re right, Tobey. Where goes revenue so goes success fee, there is a correlation. So we should see growth beyond the average.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Steve, if you could comment on acquisition?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, I think acquisitions are tricky. We have done 2 acquisitions that I just think are terrific and that are home runs. The CDG acquisition we did a couple of years ago in New York has worked out incredibly well. Andersch is a great acquisition, tying into our core, but extending us into a market where we’re underpenetrated. And I don’t think we gave the details of each of those, but we managed to do those at reasonable prices because

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we offer the professionals in those organizations, something that they produce. I mean, if you meet Bob Genio, he was fabulous, but on a small platform, there are certain size of cases you can get. On our platform, he and his team can get much bigger cases, and it’s worked out extremely well, and Andersch has a real opportunity to grow with us.

So we would do those sorts of acquisitions every day of the week. If the Sarbanes-Oxley equivalent came along in some place in Europe, and the big chunks of businesses came along, we would do those every day of the week. What we haven’t been willing to do is outbid people in auctions at very high prices for people who are unclear that they want to really be with us. That gives a short-term pop. You can always make the accounting look good so that you get a short-term pop for earnings, it is not, in my opinion, a sustainable way to grow a professional services firms, and so we haven’t done that. And I have no belief that we should start doing that. And so we look actively, and we do — we have the balance sheet to do tons and tons of Anderschs and CDGs even as we find them. But you have to be incredibly selective. The only thing that says good news is we now have an ex-Co that I think really clearly understands what good is. And so our conversations out there are broader than they used to be. But it’s a tough market. As you know, I think people are overpaying for acquisitions right and left out there with the loose money out there, and that’s not what our strategy is. Our strategy is organic growth, first and foremost, every day that we can do it wherever we find the talent and then when we can find the Andersch and CDGs, wow, we’ll do them on top. Does that help, Tobey?

Operator

Our next question will come from Marc Riddick with Sidoti & Company.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

I was wondering a couple of things, if we can sort of go over the — just to clarify a couple of things on 2020. I wasn’t sure if you had mentioned as of yet, CapEx expectations for the year? Is that something that we could provide?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

ZIP code $40 million.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Okay, great. And then I was wondering if you could sort of talk a bit about with the hiring increases that you have and that’s (inaudible) in nature. I was wondering if there was generally, any particular key focus areas that you’re looking at for the beginning of 2020 that you anticipate there or sort of key areas that you’re — sort of have as prioritizations to shore up based on the expectations and some of the opportunities that you see before you?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

As Steve mentioned, Mark, it’s across the board, where our business is growing across the board. Every segment is growing. So therefore, hiring expectations are also across the board. I mean, where we do campus hires in the fall. Those are also typically across the board. So of course, the growth rate in EMEA geographically is higher as the revenue growth rate there is higher as well. So beyond that, we don’t provide specifics as to what percentage of hiring or growth, et cetera. We’re — as Steve mentioned, our objective is to hire strength, not a target percentage.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Okay, that’s helpful. And I just wanted to go over the — I guess, I would be remiss if I didn’t ask this, even though this may be — require an anecdotal answer. But just wanted to get your thoughts on maybe what you’re hearing from clients and what have you between the combination of the concerns from China regarding the virus as well as maybe some thoughts or feedback that you’ve received from clients around what we’re seeing in the U.K. with what’s taking place with Brexit?

FEBRUARY 25, 2020 / 2:00PM, FCN - Q4 2019 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, I think the — if I had to use 1 word, it’s uncertainty. I mean, everybody has heard of coronavirus and everybody has heard of Brexit, and there’s lots and lots of discussions. There’s actually been a lot of discussion on Brexit for now — for 4 years with pundits specifically making arguments, this will happen, this will happen and that will happen. And I would say most of the pundits have been wrong thus far. And the coronavirus, oh my god, it’s even more uncertain, right? Nobody knows. I mean, it all of a sudden, sprung up in Italy. As far as I know, they can’t even find Person 0 in Italy, and how Person 0 in Italy found it. So look, it’s a lot of discussion, it creates uncertainty. What that uncertainty does, nobody really knows, right? I mean, you can’t believe it’s good for the economy. You can have speculation that says if China stays closed for that long, it’s going to have ripple effects in Germany and elsewhere. And if the coronavirus spreads around the world, you can then say, it’s going to have all sorts of ripple effects on the economy. We’re not going to act based on that. I mean, obviously, first of all, in terms of us as company, given the strong bankruptcy practice we have, if the economy had a downturn, we’re — we’ve got some parts of our business that would go up. But I think my experience is, again, we’re not trying to build this company for the second quarter of 2021 or for the third quarter of 2020. I think all of our businesses are worth investing in. And so you can’t particularly — without a clear view of the economy, we’re not going to change our plans based on that. But we’re monitoring it. I mean, what we obviously are monitoring, most importantly, on the coronavirus is the effect on our people. And we — we’re actively — Holly listening here is, I don’t know if you’re in daily discussions with our folks in Asia. And now elsewhere, just about what’s going on and making sure people feel comfortable working from home and all that sort of stuff, that’s the most definitive stuff. The rest — there’s lots and lots of discussions, huge amounts of speculation and nobody I talked to actually knows. Do you, Mark, if you do, you could share, I’m sure everybody on the call would be appreciate enlightenment on how that’s all going to play out.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

I wouldn’t even begin to subject people to that. But I would — just one last thing from me. You’ve mentioned quite a bit as far as the headcount. I was wondering if you could spend a little time on kind of where you are with tech spend or some maybe IT upgrades or things of that nature that you’re looking at that — or sort of how you’re feeling about where you are overall on digital needs and the like?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So 2 different things. We have a tech business, which, as you know, we had a turnaround in a couple of years ago, which has been in that strategic redirection by that team has been fundamentally successful, and it’s great to see. I think your question actually is for our own expenditures on digital upgrades. I’ll turn that over to Ajay.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Sure. We want to make it a pleasure to work here. Our employees deserve that. And technology is moving. We want to save people time and hassle and entering their time or travel and such like. So we’re constantly making investments. It’s incorporated in our guidance on CapEx. We’ve made some significant investments last year, but there’s much, much more to come. I’d leave it there.

Operator

The next question will be from Andrew Nicholas with William Blair.

FEBRUARY 25, 2020 / 2:00PM, FCN - Q4 2019 FTI Consulting Inc Earnings Call

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Can you provide a bit more detail on the performance across the various geographies in the fourth quarter? And then looking out to 2020, should we expect EMEA to continue to lead the way there in terms of top line growth? Or any other color you could provide on maybe the different contributors to growth by region.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, I’ll let — if we want more specific numbers, I think Ajay can give you. But I think right now, EMEA has been incredible. And I think we — incredible for a while now. Now I think, obviously, a high percentage growth on a small base is less noticeable than — now it’s a substantial business, so we’re noticing it more. But actually, EMEA has been growing — has been a force for growth for quite some time. Even during a period when the U.S. wasn’t contributing to growth. I think what’s different about the company today, though, I want to be clear is not just EMEA. Every region is contributing to growth. And importantly, the U.S. is. We — the biggest issue of kind of worry about sitting on our laurels was thinking, “Oh, my goodness, we don’t need to grow the U.S.” That was a problem we had at 1 point in the past, we do not have a leadership team that believes that. And the surge in our performance the last couple of years is not because EMEA started growing there. It did, it started growing actually a couple of years before that. It’s that the U.S. is also contributing to growth. And so when you have both the U.S. and Europe contributing to growth as well as Asia and Latin America contributing to profitable growth. It’s force. And so I — look, we will have bad quarters, some bases at different points in time. And so we can have a bad quarter at some point from EMEA, and we’re not — we can never count on sustained growth in the sense of every quarter, any place. But I have a belief that all of our regions can contribute to growth over the next while, all of them. You want to add to that or is that okay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

I think that’s fine. Just 1 or 2 points I’d make. From the — especially the comment that there was earlier on coronavirus. So look, our Asian business is impacted by the coronavirus. If you cannot go visit your clients, then it affects your revenue. Now it is not material for the company, and it’s encapsulated in the guidance ranges I have given. Of course, those guidance ranges don’t take into account if it spreads to affecting business in North America or the U.K., for example, or conversely, if it creates unfortunate bankruptcies, which then we participate in. So when you ask about regional, in the current quarter, I think the Asia business is impacted. Overall, I would say, which is more to your question, both — our all regions are growing, handsomely. EMEA because it is smaller than North America, partially and partially because we are hitting our stride in reaching critical mass and various areas is growing faster. But so also is North America, and it’s a very interesting contest or derby between the regions that we are enjoying the benefits of.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

One other thing in Asia. Although, Asia is affected in this quarter as part of the general point of our commitment. We are not lessening our commitment to Asia. It’s just a matter of we have some people who are underutilized, and who are frustrated by having to work home or not being able to get the clients. So we’re trying to support them, but we are going to continue to grow Asia. And we expect, at some point, the coronavirus will be behind us. Just don’t know when, nor does anybody else. Does that help, Andrew?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Yes, very much. That was great color. I appreciate it. Another question I had was just at a high level, I was hoping you could speak to the size of the projects you’ve been seeing of late. I think you alluded to it briefly in the prepared remarks. But just any high-level thoughts on sized projects, how that’s kind of trended over the past couple of quarters and maybe the extent to which that’s driven, the really strong top line growth of late.

FEBRUARY 25, 2020 / 2:00PM, FCN - Q4 2019 FTI Consulting Inc Earnings Call

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

We are at the core, a big job firm. We have capabilities around the globe to do the most sophisticated investigations. Obviously, unfortunately, I can’t talk and we’ll not talk about them. But that’s what we are at a core. And what is most exciting for me is that the jobs are coming from around the world in all the segments, multiple jobs without massive concentration and jobs ending are typically replaced with new jobs in different bases. Obviously, one is conservative in setting expectations, but that is intrinsically driving the strength of this company.

Operator

The next question is a follow-up from Tobey Sommer with SunTrust.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Just a couple of numbers questions. What’s your expectation for DSO? It was a little bit elevated at the end of the year and as we go into ‘20.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

I won’t give you a specific number, Tobey. But clearly, I’m disappointed. I want it as a lower DSO. It’s not — it’s a few days higher than where I’d like to have seen it. With large jobs begets complicated billing in — across geographies. We’re shipping people from Asia to Europe to Latin America to do massive projects and that creates delays. But I’d like to get that down below that 108 threshold.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. And then in terms of the balance sheet, are you anticipating doing anything with the convert?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

I wouldn’t be announcing it on the call, if I were, but I’ll leave it there.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. And then last numbers question from me. What are you seeing in terms of wage and compensation changes? Anything of note in the marketplace in your own hiring, which has been substantial?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, I think the markets are tightening around the world, and we’ve been responding to that. In not only for hiring but in terms of looking at internally at where we’re out of line in common raising existing comp. And that’s part of the pressure on our cost structure that’s reflected in some of the numbers that we put out there. I never — again, I never worry about that for an extended period of time because if you have the right professionals, I mean, if you’re not going crazy and if you’re within the right bounds and you’re paying within the right balance, but you’re making sure you’re competitive and you have the right people, over time, billing rates will follow that. There can be lags between those things. But one thing you can never do is allow too big a gap to happen between you and the market because then you create risk for your enterprise. So we monitor that closely. And for sure, versus when I got here, I think there’s more upward pressure on that. And Holly spends a lot of time with the segment leaders, making sure we don’t get behind that. Does that answer your question, Tobey?

FEBRUARY 25, 2020 / 2:00PM, FCN - Q4 2019 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Sure.

Operator

Ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the conference back over to management for any closing remarks.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, no lengthy closing remarks. I just want to reiterate my congratulations and thanks to my colleagues, but also those of you who on the call have been here for a long time, and I really appreciate it, and we look forward to working with you going forward. Many thanks.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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